Exhibit 99.1

EP MedSystems and Philips Launch New Ultrasound Platform for Imaging Cath Lab Procedures

Collaboration strengthens both companies’ market positions

EP MedSystems (NASDAQ: EPMD ) and Royal Philips Electronics (NYSE: PHG, AEX: PHI) today announced the new ViewMate™ II ultrasound system based on Philips Medical Systems’ HD11 XE platform for use with EPMD’s ViewFlex™ intracardiac (ICE) imaging catheters. As part of this joint development and distribution agreement, Philips will also offer an ICE option to its customers on the HD11 XE ultrasound system The new system offers healthcare providers high performance ultrasound imaging modes, simplicity of operation, and a price point that allows easy adoption and expansion of ICE imaging in both advanced electrophysiology (EP) and interventional cath (IC) lab procedures.

The ViewMate II system will be distributed by EP MedSystems through its dedicated sales and clinical education staff to cardiac cath and EP lab customers in the US. Philips will offer the ICE option for echocardiography customers who desire ICE capabilities. A single model of ViewFlex catheter operates with both systems allowing each company to meet the growing demand for better visualization of intracardiac anatomy during complex intracardiac procedures in their targeted customer base.

David Bruce, EP MedSystems’ president and CEO stated, “Combining Philips’ exceptional ultrasound imaging capabilities with EP MedSystems’ focus on EP and interventional catheter procedures has produced a unique offering: high performance ICE imaging for intracardiac procedures that also addresses the strong cost containment pressures in cardiac care. ”

The HD11 XE Platform provides excellent imaging resolution to visualize intracardiac anatomy and devices, plus sensitive color flow and Doppler to assess cardiac physiologic performance. Its intuitive user interface makes it easier for the cath lab staff to learn the system – an important feature when introducing ICE imaging into the cath lab. Transesophageal imaging (TEE), intraoperative capabilities and stress echo can also be added to the system.

ICE imaging has been shown to reduce procedure time and X-Ray exposure in procedures such as transseptal catheterization, complex arrhythmia ablation and guidance of septal defect closures. Additionally clinicians should find this ICE system a useful tool in cardiac synchrony assessment and therapy, and for emerging transcatheter cardiac valve treatments.

“This collaboration of technologies from the leaders in cardiac ultrasound and EP products has the potential to broaden the services a hospital can offer patients and increase the value of their investment in their ultrasound system,” said Barbara Franciose, CEO, ultrasound and monitoring for Philips Medical Systems.

The ViewFlex catheter offers bi-directional steering and easy one-handed operation. The transducer tip features a 64-element linear phased array that provides excellent image quality capable of resolving most detailed cardiac anatomic structure and treatment devices. The transducer’s range of frequencies allows both high resolution and penetration to imaging depths desired in advanced procedures such as ablation treatment of atrial fibrillation, where accurate visualization of the entire left atrial and pulmonary vein anatomy is desired.

For further information please contact:

EP Med Systems

Matthew C. Hill

+1 856 753 8533

Philips Medical Systems

Steve Kelly

+1 425 487 7479

steve.kelly@philips.com

About EP MedSystems

EP MedSystems develops and markets cardiac electrophysiology (“EP”) products used in visualizing, diagnosing and treating certain cardiac rhythm disorders. The Company’s EP product line includes the EP-WorkMate® Electrophysiology Workstation, the MapMate™ Navigation Interface, the NurseMate™ Remote Review Charting Station, the EP-4™ Computerized Cardiac Stimulator, fixed and deflectable diagnostic electrophysiology catheters and related disposable supplies, and the ViewMate® intracardiac ultrasound catheter imaging system. For more information, visit our website at www.epmedsystems.com.

About Royal Philips Electronics

Royal Philips Electronics of the Netherlands (NYSE: PHG, AEX: PHI) is a global leader in healthcare, lifestyle and technology, delivering products, services and solutions through the brand promise of “sense and simplicity”. Headquartered in the Netherlands, Philips employs approximately 126,000 employees in more than 60 countries worldwide. With sales of $37.7 billion (EUR 30.4 billion) in 2005, the company is a market leader in medical diagnostic imaging and patient monitoring systems, energy efficient lighting solutions, personal care and home appliances, as well as consumer electronics. News from Philips is located at www.philips.com/newscenter.

Forward Looking Statements:

This press release may contain certain statements of a forward-looking nature relating to future events or the future financial performance of both companies. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or including the words “believes”, “expects”, “anticipates”, “intends”, “plans”, “estimates”, “see opportunities” or similar expressions. Such forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such forward-looking statements are only predictions and are subject to risks and uncertainties that could cause actual results or events to differ materially and adversely from the events discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, EP MedSystems’and Philips’ history of losses, uncertainty of market acceptance of our products and level of sales, uncertainty of future profitability and future liquidity needs, possible costs, fines or penalties that may be incurred in connection with government inquiries and investigations and risks regarding regulatory approvals and demand for new and existing products, as stated in the Companies’ Annual Reports filed on Form 10-K and Quarterly Reports filed on Form 10-Q.

EP MedSystems and Philips cautions investors and others to review the cautionary statements set forth in this press release and in EP MedSystems’ and Philips’ reports filed with the Securities and Exchange Commission and cautions that other factors may prove to be important in affecting EP MedSystems’ and Philips’ business and results of operations. Readers are cautioned not to place undue reliance on this press release and other forward-looking statements, which speak only as of the date of this release. EP MedSystemsand Philips undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.